Exhibit 10.7

EXECUTION COPY

SUBSCRIPTION AGREEMENT BY AND BETWEEN AGER BERMUDA HOLDING LTD. AND PROCIFIC DATED AS OF APRIL 14, 2017

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

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AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

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AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT
THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into this 14th day of April, 2017, by and between AGER BERMUDA HOLDING LTD., a Bermuda exempted company limited by shares (the “Company”), and PROCIFIC (the “Investor”).
WITNESSETH:
WHEREAS, the Board of Directors of the Company (the “Board”) has approved the sale and issuance of certain Class A common shares, Class B-1 common shares, Class B-2 common shares and Class C-1 common shares (collectively, the “Shares”) in connection with the Company’s private offering of Shares to certain investors (the “Private Placement”);
WHEREAS, pursuant to this Agreement, the Investor will irrevocably subscribe for the number of Class A common shares set forth on Schedule A opposite the heading “Total Shares” (the “Total Shares”);
WHEREAS, at the Closing (as defined below), the Investor will purchase from the Company, on the terms and conditions set forth in this Agreement, the number of Shares set forth on Schedule A opposite the heading “Initial Shares” (the “Initial Share”);
WHEREAS, pursuant to such subscription, the Investor has agreed to purchase, from time to time thereafter (at the same purchase price per share and subject to the other terms and conditions hereof) pursuant to a Call Notice (as defined below), the number of Shares set forth on Schedule A opposite the heading “Future Shares” (the “Future Shares”);
WHEREAS, in connection with the execution and delivery of this Agreement, the Investor will execute and deliver the Shareholders Agreement (as defined below) at the Closing; and
WHEREAS, the Company intends to (i) adopt and implement a management incentive plan to incentivize existing and future management of the Company and its Subsidiaries (as defined below) on terms substantially consistent with the terms set forth on Exhibit D (“Management Incentive Plan”) and (ii) enter into subscription agreements, side letters and other agreements with to up to two (2) investors (“Additional Investors”) that will execute a subscription agreement and subscribe for Shares as part of the Private Placement, on terms substantially consistent with the terms set forth on Exhibit E.
NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:
ARTICLE I
SUBSCRIPTION; PURCHASE PRICE FOR SHARES
Section 1.1    Subscription. The Investor hereby irrevocably subscribes for, and agrees to purchase as provided herein, the Total Shares, subject to the terms and conditions set forth in this Agreement (the “Subscription”).

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Section 1.2    Acceptance / Rejection of Subscription. Acceptance of the Subscription shall be evidenced by the execution of this Agreement by the Company. The Investor hereby acknowledges and agrees that the Company reserves the right to reject the Subscription evidenced by this Agreement in whole or in part for any reason whatsoever prior to the Subscription Closing. In the event that the Subscription is rejected by the Company, the Subscription shall become null and void and the Investor shall have no further obligations to the Company, other than the obligations of confidentiality as set forth herein. Until a duly executed copy of this Agreement is delivered by the Company to the Investor, the Investor shall have no obligations under this Agreement. The date on which the Company executes and delivers this Agreement to the Investor shall be referred to herein as the “Subscription Closing.”
Section 1.3    Purchase Price for Shares; Payment for Shares.
(a)    The purchase price for each Share to be purchased by the Investor pursuant to the terms hereof shall be equal to EUR 10.00 per share (the “Purchase Price”).
(b)    Payment for the Future Shares purchased by the Investor shall be made via Capital Call (as defined below) from time to time during the Commitment Period (as defined below), as shall be set forth in each Call Notice delivered by the Company to the Investor in accordance with the terms of this Agreement, which together with the payment for the Initial Share shall not exceed the Total Commitment (as defined below).
(c)    The Investor shall make any payment for the purchase of Shares required under the terms of this Agreement by wire transfer to a bank account designated by the Company in writing to the Investor prior to the time such payment is due or by such other payment method as is mutually agreed to by the Investor and the Company.
ARTICLE II
CLOSING; COMPANY AGREEMENTS
Section 2.1    Closing.
(a)    Subject to the notice requirement set forth in Section 2.1(c), the purchase and sale of the Initial Share shall take place on any business day designated by the Company as the Closing Date (as defined below) (the “Closing”), which Closing shall occur within ninety (90) calendar days following the later to occur of (i) the expiry of the waiting period of the German shareholder control procedure with the German Federal Financial Supervisory Authority (BaFin) with respect to all applicable investors in the Company and (ii) the receipt of regulatory approval from the Bermuda Monetary Authority (BMA) (collectively, the “Required Regulatory Approvals”), for the transactions contemplated by the Private Placement, at the offices of Conyers Dill & Pearman, Clarendon House, 2 Church Street, PO Box HM 666 Hamilton HM CX Bermuda, or such other place as the Investor and the Company may mutually agree. The Company and the Investor shall use their commercially reasonable efforts to take all actions, including executing and delivering any additional instruments, agreements or documents, that are determined to be necessary, reasonably requested, advisable or desired to make each required regulatory filing and seek each Required Regulatory Approval as promptly as possible to effect the Closing.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(b)    At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to the Investor in consideration of a payment equal to EUR 10.00, and the Investor shall pay such amount to the Company and shall purchase from the Company, the Initial Share.
(c)    The Company shall provide notice of the Closing to the Investor no less than fifteen (15) business days prior to the Closing Date.
Section 2.2    Deliveries by the Company. Subject to the terms and conditions hereof, at the Closing, the Company will deliver the following to the Investor:
(a)    Evidence of the due and valid registration of the Initial Share in the name of the Investor on the Register of Shareholders (as defined in the Second Amended and Restated Bye-laws of the Company substantially in the form attached hereto as Exhibit A (as may be revised pursuant to Section 2.5 below and as amended, restated, supplemented or modified from time to time, the “Bye-laws”)) (or other applicable books and records of the Company);
(b)    Evidence in respect of the authorization of the transactions contemplated by this Agreement;
(c)    A certificate dated as of the date of the Closing (the “Closing Date”) and signed by an authorized officer of the Company, certifying: (i) that the Organizational Documents (as defined in the Shareholders Agreement, effective as of the Closing Date, a copy of which is attached hereto as Exhibit B (as may be revised pursuant to Section 2.5 below and as such agreement may be amended, supplemented or modified from time to time, the “Shareholders Agreement”)) of the Company (copies of which shall be attached to the certificate) are all true, complete and correct in all respects and remain unamended and in full force and effect; (ii) that the resolutions of the Board (copies of which shall be attached to the certificate) authorizing the execution and delivery by the Company of this Agreement and the performance by the Company of the transactions contemplated hereby have been approved and adopted and such resolutions remain in full force and effect; (iii) that the Company is in good standing in Bermuda and attaching to the certificate a copy of a certification of such good standing, or equivalent, which shall not be dated more than thirty (30) days prior to the Closing; and (iv) as to the incumbency of those officers of the Company executing this Agreement;
(d)    A copy of the Shareholders Agreement, duly executed by the Company, together with confirmation that the Shareholders Agreement has been executed by all of the other shareholders of the Company; and
(e)    All other documents, instruments and writings reasonably required to be delivered to the Investor by the Company at or prior to the Closing pursuant to this Agreement.
Section 2.3    Deliveries by the Investor. Subject to the terms and conditions hereof, at the Closing, the Investor will deliver the following to the Company, which shall be a condition to the Investor receiving the Initial Share:
(a)    The payment for the Initial Share payable by the Investor in accordance with Section 2.1(b) of this Agreement;

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(b)    A copy of the Shareholders Agreement, duly executed by the Investor and providing that the Investor shall be an “Other Shareholder” (as defined in the Shareholders Agreement) thereunder;
(c)    The duly executed consent of the Investor, consenting to the slate of director nominees to the Board recommended by the current Board or notifying the Company that such Investor intends to nominate its own slate of director nominees to the Board in a special election provided for under the Bye-laws that was provided to the Company at the time of execution of this Agreement; and
(d)    All other documents, instruments and writings reasonably required to be delivered to the Company by the Investor at or prior to the Closing pursuant to this Agreement.
For purposes of Section 2.3(b), the Investor hereby (i) acknowledges that it has delivered to the Company a signature page to the Shareholders Agreement that has been duly executed by the Investor and (ii) irrevocably authorizes the Company, at its sole election, to append such signature page to the Shareholders Agreement, in substantially the form of Exhibit B, at the Closing (and the Investor agrees that upon such signature page being so appended, the Shareholders Agreement will be deemed to have been duly executed and delivered by the Investor).
Section 2.4    Fractional Shares. To the extent that any fractional Shares are issuable pursuant to this Agreement, each such fractional Share shall be rounded to the nearest hundredth of a Share.
Section 2.5    Company Agreements. The Investor hereby agrees and acknowledges that (i) the Company may enter into a Management Incentive Plan on terms substantially consistent with the terms set forth on Exhibit D after the Subscription Closing and before the Closing, (ii) the Company may enter into subscription agreements and related side letter agreements as part of the Private Placement after the Subscription Closing and before the Closing, with up to two (2) Additional Investors on terms substantially consistent with the terms set forth on Exhibit E, and (iii) the forms of the Shareholders Agreement and the Bye-laws may be revised to reflect such Management Incentive Plan, and any such subscription by an Additional Investor, as the Company deems appropriate consistent with Exhibits D and E, as applicable; provided, however, that, other than as set forth on Exhibit E, any such Additional Investor shall subscribe for Class A Shares on terms substantially similar to the terms agreed to by the Investor and, in any case, each such Additional Investor (x) shall acquire its initial Share at the Closing, (y) shall have a commitment period equal to the Commitment Period and (z) shall subscribe for Shares at a purchase price of EUR 10.00 per Share.

ARTICLE III
FINANCIAL COMMITMENT; STATUS OF SHARES
Section 3.1    Agreement to Purchase Shares.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(a)    Subject to the terms, limitations and conditions of this Agreement, the Investor hereby commits to purchase an aggregate number of Shares equal to the number set forth on Schedule A opposite the heading “Total Shares” at the Purchase Price, by payment for the Initial Share at the Closing plus such Capital Call amounts specified by the Company from time to time pursuant to Call Notices during the Commitment Period in respect of Future Shares; provided, that in no event shall the aggregate Purchase Price payable for the Total Shares to be purchased by the Investor exceed the amount set forth on Schedule A opposite the heading “Total Commitment” (such amount, the Investor’s “Total Commitment”). The “Remaining Commitment” means, at any time, an amount equal to the Investor’s Total Commitment at such time reduced by the sum of: (i) the payment for the Initial Share paid by the Investor and (ii) the amount of the aggregate Purchase Price paid by the Investor in relation to the Capital Calls delivered by the Company to the Investor pursuant to and subject to the terms of this Section 3.1. During the Commitment Period, upon fifteen (15) business days’ prior written notice from the Company, substantially in the form of Exhibit C attached hereto (each, a “Call Notice”), delivered after approval of the Board or the executive committee of the Board (the “Executive Committee”) for such Capital Call has been obtained (unless the Investor has waived such fifteen (15) business-day period in writing or by funding such Capital Call as set forth in the Call Notice), the Company may require (subject, in each case, to the terms, limitations and conditions of this Agreement and the Shareholders Agreement) the Investor to fund all or part of its Remaining Commitment as specified in such Call Notice (each, a “Capital Call”). The amount called from the Investor pursuant to a Capital Call may not exceed the Investor’s Remaining Commitment as of the date of the Call Notice to which such Capital Call relates, and in no event shall the Investor’s aggregate Purchase Price paid for the Shares exceed the Investor’s Total Commitment. For purposes of this Agreement, “business day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York or Bermuda are authorized or required by law to close.
(b)    All Capital Calls shall be approved by a majority of the Executive Committee or the Board present at any duly convened meeting (or by a written consent signed by all of the members of the Executive Committee or the Board). The Company shall use its commercially reasonable efforts to manage the number of Capital Calls from the Investor in such a manner so that no more than three (3) Capital Calls are made during a particular calendar quarter; provided, however, that notwithstanding such efforts, Capital Calls may occur as often as the Company deems necessary but shall be made only during the Commitment Period. All Capital Calls shall be made on a proportionate basis to all persons with outstanding capital commitments to the Company on the basis of all such remaining capital commitments; provided, that the Company may issue Capital Calls on a non-proportionate basis with respect to (i) any call for capital contributions made by the Company to any directors, officers or employees of the Company, Athene Holding Ltd., Apollo Global Management, LLC or Apollo Asset Management Europe LLP, or of any Subsidiary of any of the foregoing, pursuant to any Management Incentive Plan (as defined in the Shareholders Agreement) and (ii) Capital Calls in an aggregate amount per annum not to exceed 1% of the total remaining capital commitments of all such persons identified in clause (i). In addition, Capital Calls shall not be issued to Athene Holding Ltd. until such time as Athene Holding Ltd. would not own more Shares than its pro rata interest based on the amount of the total commitment of all investors, including Athene Holding Ltd.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(c)    Each Capital Call for funding shall be accompanied by a Call Notice and shall specify in reasonable detail the purpose of the capital contributions to which such Capital Call relates and shall specify the number of Shares to be acquired by the Investor. The Investor shall not have the right to decline to purchase the Shares described in such Capital Call if such Capital Call has been made in accordance with this Agreement, except as provided in Section 3.5 hereof; provided, however, that the requirements of Section 3.1(f) are satisfied on the applicable Contribution Date.
(d)    Each Call Notice shall set forth the date on which the purchase and sale of Shares shall take place pursuant to such Capital Call (the “Contribution Date”), which date shall be no earlier than the fifteenth (15th) business day following the date of the Call Notice (unless the Investor has waived such fifteen (15) business-day period in writing or by funding such Capital Call as set forth in the Call Notice).
(e)    If requested to do so prior to the designated Contribution Date with respect to a Capital Call, the Company shall delay the Contribution Date with respect to the Investor until the expiration or termination of governmentally imposed waiting periods and the obtaining of governmental approvals, if any, to allow the Company to make one or more required governmental filings or obtain one or more required governmental approvals and to allow the Investor that reasonably believes, based on the advice of counsel, that the Investor must make or obtain any such filings or approvals, to make and obtain such filings and approvals, in connection with such Capital Call (provided, that the Investor and the Company shall use their commercially reasonable efforts to take such actions, including executing and delivering such additional instruments, agreements or documents, that are determined to be necessary, reasonably requested, advisable or desired to make each such required governmental filing and seek each such required governmental approval as promptly as possible).
(f)    On each Contribution Date and subject to the provisions of Section 3.1(a), (i) the Investor shall acquire the number of Shares specified in the Call Notice and shall make payment therefor by wire transfer to a bank account designated by the Company or by such other payments as is mutually agreed to by the Investor and the Company and (ii) the Company shall update the Register of Shareholders to reflect such purchase of such Shares and, solely upon the written request of the Investor, the Company will deliver to the Investor a certificate representing the Shares that the Investor is purchasing, or has purchased, pursuant to such Capital Call.
(g)    Subject to Section 9.3 hereof, the Investor shall have the right to transfer its Shares and its Remaining Commitment solely in accordance with the Shareholders Agreement. For the avoidance of doubt, the Investor, as applicable, shall have the right to transfer its Total Commitment for estate planning purposes to any corporation, limited liability company, limited partnership or trust created for the benefit of the Investor or one or more of the Investor’s parents, spouse, siblings or descendants; provided, that the Investor must retain exclusive voting control over the transferred Total Commitment. Such a transfer shall be a “Permitted Transfer” as defined in the Shareholders Agreement. If the Investor transfers its Total Commitment in the manner described above prior to the delivery of the initial Call Notice to such Investor, the Company shall deliver the initial Call Notice to the transferee of such Investor in the manner described in Section 3.1(a).

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(h)    Notwithstanding anything to the contrary contained herein, the Company shall have the sole discretion and authority to take all actions necessary or required to reduce the Investor’s Total Commitment to the extent such Total Commitment would create any adverse regulatory or tax consequences, including not receiving the Required Regulatory Approvals, for the Company or any shareholder or potential shareholder of the Company.
Section 3.2    Commitment Period. The “Commitment Period” shall mean the time period commencing on the Closing and continuing until the earlier of (i) the date on which the Remaining Commitment of the Investor is zero and (ii) the date that is the five (5) year anniversary of the Subscription Closing.
Section 3.3    Repurchase of Shares. To the extent that (i) the Company does not make any draws on capital during the Commitment Period, other than in connection with the purchase of the Initial Share or (ii) this Agreement is terminated pursuant to Section 8.1(b) (each a “Subscription Termination”), the Company shall, within fifteen (15) business days after the occurrence of a Subscription Termination, repurchase all of the Investor’s Shares. The Company shall repurchase, and the Investor agrees to sell, the Shares in exchange for a payment to the Investor in an amount equal to (i) the amount paid for the Initial Share, plus (ii) interest on such amount, determined from the Closing Date to the date of repurchase, at a rate equal to the three-month London InterBank Offered Rate (LIBOR), determined as of the Closing Date and reset each three-month period thereafter, as reported in The Wall Street Journal or any successor selected by the Company.
Section 3.4    No Commitment for Additional Financing. The Company acknowledges and agrees that the Investor has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the Total Commitment as set forth in this Agreement and subject to all terms and conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by the Investor or its representatives before, on or after the date hereof shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by the Investor or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company (other than with respect to the Total Commitment as set forth in this Agreement), and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance (other than with respect to the Total Commitment as set forth in this Agreement).
Section 3.5    Default by Investor.
(a)    An “Investor Event of Default” shall be deemed to have occurred if (i) the Investor or any of its permitted assigns (such Person, a “Defaulting Investor”) fails or refuses to make payment on the Contribution Date in respect of its complete portion of any Capital Call validly made, and

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(ii) such default has continued in whole or in part for not less than ten (10) business days after the receipt of written notice by the Defaulting Investor from the Company that a period of at least five (5) business days has elapsed since the Contribution Date and the Defaulting Investor has, as of the date of such notice, failed to fund its portion of such duly and validly authorized Capital Call.
(b)    Upon an Investor Event of Default, the Company may, at its option, undertake any of the following: (i) institute suit against the Defaulting Investor for the Defaulting Investor’s defaulted portion of the Capital Call precipitating such Investor Event of Default, as well as (A) interest on past due amounts at a rate equal to the lesser of (I) the maximum amount permitted by applicable law and (II) the Prime Rate (as determined by JP Morgan Chase Bank in New York, New York or any successor thereto) plus two percent (2%) per annum, until the defaulted portion of the Capital Call is received by the Company and (B) reasonable costs and expenses of the Company in connection with such Investor Event of Default, (ii) automatically remove and terminate, without the consent of the Defaulting Investor, the Defaulting Investor’s Preemptive Rights (if any), under Section 2.4 of the Shareholders Agreement and/or (iii) require the Investor to forfeit a fraction of its funded interest in the Company equal to the lesser of (A) all Shares previously acquired by such Defaulting Investor under this Agreement and (B) one-third of such Defaulting Investor’s Total Shares (the “Defaulted Shares”). In addition, the Company may pursue any other rights and remedies available to the Company at law or equity. The Company shall use its commercially reasonable efforts to implement clause (iii) of this Section 3.5(b) in a manner so as to avoid causing a non-exempt “prohibited transaction” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable state law.
(c)    Upon an Investor Event of Default, the Company shall have the right to determine, in its sole discretion, whether a Defaulting Investor shall be entitled to make any further contributions of capital to the Company; provided that such Defaulting Investor shall remain fully liable to the Company to the extent of its Total Commitment.
(d)    The Company may offer one or more other Shareholders (as defined in the Bye-laws) the option of purchasing all or a portion of any Defaulted Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants as of the date hereof to the Investor that:
Section 4.1    Organization; Good Standing; Qualification. The Company is a Bermuda exempted company limited by shares duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and corporate authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business,

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

prospects, condition (financial or otherwise), affairs, properties, assets, liabilities or operations of the Company and the Company Subsidiaries (as defined below), taken as a whole (a “Material Adverse Effect”).
Section 4.2    Capitalization and Voting Rights.
(a)    The authorized share capital of the Company is, and immediately prior to the Subscription Closing will be, US $10,000.00, divided into shares of US $0.001 par value, of which 100 shares are, and immediately prior to the Subscription Closing will be, issued and outstanding (the “Outstanding Shares”).
(b)    The Outstanding Shares have been duly authorized and validly issued, and were issued pursuant to valid exemptions from the registration or qualification requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any relevant state securities laws. The Outstanding Shares are fully paid and non-assessable.
(c)    Except as contemplated by this Agreement, those certain subscription agreements to be entered into in connection with the Private Placement (the “New Subscription Agreements”), any Management Incentive Plan and the Shareholders Agreement, there is not outstanding any option, warrant, profits interest, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition from the Company of any shares of its capital stock or any options, warrants, profits interest or rights convertible into or exchangeable for any thereof. Except as contemplated by this Agreement, the Shareholders Agreement, the New Subscription Agreements and any Management Incentive Plan, there is no commitment by the Company to issue shares, subscriptions, warrants, options, profits interest, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or asset. Except as contemplated by this Agreement, the Bye-laws, the Shareholders Agreement, a voting agreement among Apollo Global Management, LLC or an investment vehicle managed by Apollo Global Management, LLC or one of its Subsidiaries and Athene Holding Ltd. or one of its Subsidiaries relating to voting of Class B common shares in director elections and any Management Incentive Plan: (i) the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between or among any holders of the Company’s capital stock relating to the acquisition, disposition or voting or giving of written consents with respect to any security of, or matter relating to, the Company or any Company Subsidiary, other than the New Subscription Agreements, (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof, other than pursuant to the New Subscription Agreements, (iii) there are no restrictions on the transfer of the Company’s capital stock other than those arising from securities, insurance regulatory and other laws and regulations and (iv) no Person is entitled to (A) any preemptive or similar right with respect to the issuance of any capital stock or other securities of the Company or (B) any rights with respect to the registration of any capital stock or other securities of the Company under the Securities Act.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(d)    The rights and preferences of the Class A, Class B-1, Class B-2 and Class C-1 common shares immediately following the Closing are as set forth in the Bye-laws.
Section 4.3    Subsidiaries.
(a)    Set forth on Schedule 4.3(a)(i) hereto is a list of all of the Company’s direct and indirect Subsidiaries (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), including each Company Subsidiary’s jurisdiction of incorporation, formation or organization. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each Company Subsidiary is duly licensed or qualified to transact business and is in good standing (to the extent such concept applies in the applicable jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 4.3(a)(ii), the Company owns, directly or indirectly, all outstanding equity interests of each Company Subsidiary.
(b)    For purposes of this Agreement, a “Subsidiary” means, with respect to any given Person, any other Person in which the first Person directly or indirectly owns or controls the majority of the equity securities or voting securities able to elect the board of directors or comparable governing body. For purposes of this Agreement, “Person” shall be construed in the broadest sense and means and includes a natural person, a company, an enterprise, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Gesellschaft mit beschränkter Haftung (GmbH), an Aktiengesellschaft (AG), a Kommanditgesellschaft (KG), a Gesellschaft mit beschränkter Haftung & Co. Kommanditgesellschaft (GmbH & Co. KG), a Societas Europaea (SE) and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
(c)    There is not outstanding any option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, profits interest, co-sale or preemptive rights) or agreement for the purchase or acquisition from any Company Subsidiary of any shares of its capital stock or membership interests or any options, warrants or rights convertible into or exchangeable for any thereof. There is no commitment by any Company Subsidiary to issue shares, membership interests, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or asset. Except as set forth on Schedule 4.3(c) hereto, no Company Subsidiary (i) is a party or subject to any agreement or understanding relating to the acquisition, disposition or voting or giving of written consents with respect to any security of, or matter relating to, a Company Subsidiary; (ii) has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock, membership interests or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iii) has any restrictions on the transfer of its capital stock or membership interests other than those arising from securities, insurance regulatory and other laws and regulations. No Person is entitled to (x) any preemptive or similar right with respect to the issuance of any capital stock, membership interest or other securities of

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

any Company Subsidiary or (y) any rights with respect to the registration of any capital stock, membership interest or other securities of any Company Subsidiary under the Securities Act.
Section 4.4    Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated herein to which it is a party, and to issue and sell the Shares, and to carry out the provisions of this Agreement and the other agreements contemplated herein to which it is a party. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the agreements contemplated herein, and the performance of all obligations of the Company hereunder and thereunder as of the date hereof and the authorization, issuance, sale, and delivery of the Shares in accordance with this Agreement has been taken. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming this Agreement has been duly authorized, executed and delivered by the Investor, a valid and legally binding obligation of the Company, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 4.5    Valid Issuance of Shares. The Shares that are being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free of all restrictions imposed by or through the Company other than restrictions as set forth in the Bye-laws, this Agreement or the Shareholders Agreement and under applicable securities, insurance regulatory and other laws and regulations.
Section 4.6    Offering. Based in part on the accuracy of the Investor’s representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and will be issued in compliance with all applicable federal and state securities and blue sky laws. Neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption. The issuance of Shares to the Investor will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of any shareholder approval provisions applicable to the Company or its securities.
Section 4.7    Consents. Except as set forth in Schedule 4.7, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any Person or entity is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and issuance, sale and delivery of the Shares, except such filings as have been or will be made prior to the Closing Date, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act, or such other filings as may be required under applicable state securities laws, all of which will be timely filed within the applicable periods therefor.

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Section 4.8    Compliance With Other Instruments. The Company is not in violation, breach or default of (and to its knowledge, no other Person or entity is in violation, breach or default of) (a) any provision of its Organizational Documents, (b) any provision of any mortgage, indenture, contract, lease, agreement or instrument to which it is a party or by which it is bound, or (c) any judgment, decree, order, writ, Bermudian, European, United States federal or state statute, rule or regulation, license or permit of any governmental authority applicable to it except for such violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the agreements and transactions contemplated hereby will not (x) conflict with or result in, with or without the passage of time or giving of notice or both, any breach, default or loss of rights under, acceleration of, or give rise to any right of termination, rescission, acceleration or modification, under any such provision, mortgage, indenture, contract, lease, agreement, instrument, judgment, decree, order or writ or (y) result in the creation of any mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature (“Liens”) upon any of the properties or assets of the Company except, in the case of any date subsequent to the date hereof, for such conflicts, breaches, defaults, loss of contractual benefits, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any termination or material breach or anticipated termination or material breach by any other party to any material contract to which it is a party or to which any of its assets is subject for which such termination or breach would result in a Material Adverse Effect. The Company’s execution and delivery of this Agreement and its performance of the transactions and agreements contemplated hereby will not violate any instrument, agreement, judgment, decree, order, statute, rule or regulation of any governmental authority applicable to the Company except, in the case of any date subsequent to the date hereof, for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.9    Compliance With Laws. The Company and each Company Subsidiary has all franchises, permits, licenses and other rights and privileges from governmental authorities necessary to permit it to own its property and to conduct its business as it is presently conducted, except for such franchises, permits, licenses or other rights and privileges the failure to obtain or make any or all of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary currently has any reason to believe that it will be unable to obtain all franchises, permits, licenses and other rights and privileges from governmental authorities necessary to permit it to conduct its business as it is currently contemplated to be conducted or presently proposed to be conducted, except for such franchises, permits, licenses or other rights and privileges the failure to obtain or make any or all of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as it is presently conducted and as contemplated to be conducted, except for such violation which would not reasonably be expected to have a Material Adverse Effect. To the best of the Company’s knowledge, each Company Subsidiary that is engaged in the business of insurance or reinsurance is duly organized and licensed as an insurance or reinsurance company in the respective jurisdiction in which it is chartered or organized, and is duly licensed or authorized as

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an insurer or reinsurer in each other jurisdiction in which the conduct of its respective business requires it to be so licensed or authorized, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each Company Subsidiary has filed all notices, reports, information statements, documents and other information with the insurance regulatory authorities of its respective jurisdiction of organization and domicile as are required to be filed pursuant to the insurance statutes of such jurisdictions, including the statutes relating to companies which control insurance companies, and the rules, regulations and interpretations of the insurance regulatory authorities thereunder (collectively, the “Insurance Laws”), and has duly paid all taxes (including franchise taxes and similar fees) it is required to have paid under the Insurance Laws, except where the failure to file such statements or reports or pay such taxes would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.10    Title to Property and Assets. The Company and each Company Subsidiary has good, valid and defensible title to its material properties and assets, and, to the Company’s knowledge, all such material properties and assets are in good working order and state of repair, free and clear of all Liens other than Liens which do not, individually or in the aggregate, result in a Material Adverse Effect. With respect to the material property and assets it leases, to the Company’s knowledge, the Company and each Company Subsidiary is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances. To the Company’s knowledge, all material leases of real or personal property to which the Company or any Company Subsidiary is a party are fully effective and afford the Company and each such Company Subsidiary (as applicable) peaceful and undisturbed possession and use of the property which is the subject matter of the lease.
Section 4.11    Investment Company Act. Neither the Company nor any Company Subsidiary is required to register as an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940 (the “Investment Company Act”).
Section 4.12    Litigation. There is no material action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or against any officer or director, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, except for any order, writ, injunction, judgment or decree that would not reasonably be expected to have a Material Adverse Effect.
Section 4.13    Brokers. No Person, firm or corporation has, or will have, as a result of any action taken by the Company, any Company Subsidiary or any of their respective authorized representatives, in the context of the transaction specifically contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or the Investor for any commission, fee or other compensation as a finder or broker or in any similar capacity.
Section 4.14    Taxes. Any tax returns required to be filed by the Company or any Company Subsidiary in any jurisdiction have been filed and any taxes, including any withholding taxes, excise

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taxes, penalties and interest, assessments and fees and other charges due or claimed to be due from such entities have been paid, other than any of those being contested in good faith and for which adequate reserves have been provided or any of those currently payable without penalty or interest, except to the extent that the failure to so file or pay would not result in a Material Adverse Effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor hereby represents and warrants to the Company as of the date hereof and the Closing Date that:
Section 5.1    Authorization. The Investor has full power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party, and to carry out the provisions of this Agreement and the other agreements contemplated herein to which it is a party. Any and all corporate or partnership action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder at the Closing has been taken. Any and all corporate or partnership action on the part of the Investor necessary for the authorization, execution and delivery of the agreements contemplated herein to which it is a party will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Investor and constitutes, and the agreements contemplated herein to which the Investor is a party when executed and delivered will constitute, assuming due execution and delivery by the Company of this Agreement and the agreements contemplated herein to which the Company is a party, valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
Section 5.2    Purchase Entirely for Own Account. The Investor is (a) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and (b) acquiring the Shares being acquired by it hereunder for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof or any arrangement or understanding with any other Person regarding the distribution of such Shares. The Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act and any applicable state securities or “blue sky” laws or an exemption therefrom. The Investor agrees that in the absence of either an effective registration statement covering the Shares or an available exemption from registration under the Securities Act or any applicable state securities or “blue sky” laws, the Shares must be held indefinitely. The Investor acknowledges that the Shares acquired by it hereunder have not been registered under the Securities Act or any applicable state securities or “blue sky” laws by reason of a specific exemption from the registration provisions of the Securities Act or any applicable state securities or “blue sky” laws which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party’s respective representations as expressed in this Agreement.

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Section 5.3    Investment Experience. The Investor confirms that it has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision and understands that (a) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (b) the purchase of the Shares by the Investor hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (c) there are substantial restrictions on the transferability of, and there will be no public market for, the Shares, and accordingly, it may not be possible for the Investor to liquidate the Investor’s investment in case of emergency.
Section 5.4    Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Investor, threatened against the Investor which is reasonably likely to adversely affect the validity of this Agreement or the agreements contemplated hereby or any material action taken or to be taken pursuant hereto or thereto (including the ability of the Investor to perform and comply with its obligations hereunder and thereunder), nor, to the knowledge of the Investor, has there occurred any event nor does there exist any condition on the basis of which any such material litigation, proceeding or investigation might properly be instituted.
Section 5.5    Brokers or Finders. No Person has or will have, as a result of the issuance of the Shares pursuant to this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Investor or his or its respective agents or representatives.
Section 5.6    Jurisdiction of Organization. The Investor’s entity type (as applicable) and jurisdiction of incorporation, formation or organization (as applicable) is set forth on Schedule A.
Section 5.7    Financial Ability. The Investor will have at the Closing, and, in connection with any future Capital Call properly made in accordance with Section 3.1, on each respective Contribution Date (subject to any exceptions set forth in this Agreement), sufficient liquid funds to satisfy such respective Capital Call.
Section 5.8    Acknowledgements.
(a)    The Investor acknowledges and agrees that (i) the Company is not acting as a fiduciary or financial or investment adviser to the Investor; (ii) the Investor is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations (whether written or oral) of the Company other than those representations expressly made hereunder; (iii) the Company has not given the Investor (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected prospects or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Agreement or the business of the Company to be conducted after the Closing Date; (iv) the Company and its affiliates, and their respective officers, directors, employees, agents and representatives, do not make, have not made and shall not be deemed to have made any representation or warranty to the Investor, express or implied, at law or in equity, with respect to (x) projections, estimates, forecasts or plans or (y) tax or economic or technical considerations of the Investor relating to the purchase of the Shares; (v) the Investor has

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received a copy of the preliminary investor memorandum, dated November 2016 (the “Preliminary Investor Memorandum”) and a copy of the supplement to the Preliminary Investor Memorandum, dated March 31, 2017 (the “Supplement”) relating to the Private Placement, and understands and agrees that each of the Preliminary Investor Memorandum and the Supplement speaks only as of its date and that the information contained in each of the Preliminary Investor Memorandum and the Supplement may not be correct or complete as of any time subsequent to its date; (vi) the Investor has consulted with the Investor’s own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent the Investor deemed necessary, and the Investor has made its own decisions with respect to entering into this Agreement based upon the Investor’s own judgment and upon any advice from such advisers the Investor has deemed necessary and not upon any view expressed by the Company; (vii) the Investor has received, carefully read and reviewed and is familiar with this Agreement and is entering into this Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and the Investor is capable of and willing to assume (financially and otherwise) those risks; and (viii) the Investor is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement. The Investor acknowledges that it and its representatives and agents have been permitted full and complete access to the books and records, facilities, equipment, returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its representatives and agents have desired or requested to see and/or review, and that it and its representatives and agents have had a full opportunity to meet with the officers and knowledgeable employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries and the terms of the purchase of the Shares to the full satisfaction of the Investor and that it and its representatives have conducted their own due diligence and other investigations, to the extent they have determined necessary or desirable, regarding the Company and the Company Subsidiaries and the Investor has determined to enter into and complete the transactions contemplated hereby based on such due diligence and investigations, and not in reliance on any representation or warranty or investigation made by, or information known by, any Person (other than the representations and warranties expressly set forth herein). The Investor is not purchasing the Shares as a result of, or subsequent to, any advertisement, article, notice or other communication published on the internet, in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any solicitation of a subscription by a Person not previously known to it in connection with investments in securities generally. The Investor’s acknowledgements and representations hereunder do not in any way undermine the express representations or warranties made by the Company hereunder.
(b)    The Investor understands that the Company has not been registered as an investment company under the Investment Company Act in reliance upon an exemption from such registration.
(c)    The Investor agrees to deliver to the Company such information as to certain matters under the Securities Act, the Investment Company Act, insurance regulatory and other laws and regulations as the Company may reasonably request in order to ensure compliance with such laws and regulations and the availability of any exemption thereunder.

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(d)    The Investor acknowledges that neither the Company nor any affiliate thereof has rendered any investment advice or securities valuation advice to the Investor, and that the Investor is neither subscribing for nor acquiring any interest in the Company in reliance upon, or with the expectation of, any such advice.
(e)    The Investor’s funds in respect of the payment for the Initial Share and any Capital Call will not originate from, nor will it be routed through, an account maintained at a Foreign Shell Bank (as defined below), an Offshore Bank (as defined below) or any other financial institution organized or chartered under the laws of a High Risk or Non-Cooperative Jurisdiction (as defined below), nor have they been or shall be derived from any activity that is deemed criminal under United States law.
(i)    For purposes of this Agreement, “Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate. “Foreign Bank” means an organization that (A) is organized under the laws of a country outside the United States; (B) engages in the business of banking; (C) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (D) receives deposits to a substantial extent in the regular course of its business; and (E) has the power to accept demand deposits, but does not include the United States branches or agencies of a Foreign Bank. “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (1) employs one or more individuals on a full-time basis; (2) maintains operating records related to its banking activities; and (3) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities. “Regulated Affiliate” means a Foreign Shell Bank that: (a) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the United States or a foreign country, as applicable; and (b) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.
(ii)    For purposes of this Agreement, “High Risk or Non-Cooperative Jurisdiction” means any foreign country or territory that has been designated as high risk or non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force (“FATF”), of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. See http://www.fatf-gafi.org/publications/high-riskandnon-cooperativejurisdictions for FATF’s current list of High Risk and Non-Cooperative Jurisdictions.
(iii)    For purposes of this Agreement, “Offshore Bank” means a bank located outside the country of residence of its depositors, with most of its account holders being non-residents of such jurisdiction.
(f)    The Investor acknowledges and agrees that any distributions paid to it will be paid to the same account from which its capital contributions to the Company were originally remitted, unless the Company consents otherwise (such consent not to be unreasonably withheld).

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(g)    The Investor agrees that upon the Company’s request, the Investor will provide to the Company any information requested that is necessary for the Company to prevent or reduce the rate of withholding on premiums or other payments it receives, to make payments to the Investor without or at a reduced rate of withholding, or to enable the Company to satisfy any reporting or withholding requirements under the Code or other applicable law. The Investor also agrees to provide, upon request by the Company, any certification or form required by law regarding such information with respect to the Investor (including with respect to the Investor’s direct or indirect owners or controlling persons) that is requested by the Company, to the extent permissible to do so under applicable law. The Investor acknowledges that such information may be required by law to be disclosed to taxing or governmental authorities or to Persons making payments to the Company, and the Investor hereby consents to such disclosure. The Investor acknowledges that failure to provide the information requested by the Company pursuant to this paragraph may result in withholding on payments made to the Investor consistent with applicable law.
(h)    The Investor acknowledges that the Company and/or its affiliates may be obliged under applicable laws to submit information to the relevant regulatory authorities if the Company and/or its affiliates know, suspect or have reasonable grounds to suspect that any Person is engaged in money laundering, drug trafficking or the provision of financial assistance to terrorism and that the Company and/or its affiliates may not be permitted to inform anyone of the fact that such a report has been made. The Investor is advised that, by law, the Company may be obligated to “freeze the account” of the Investor, either by prohibiting additional investments from the Investor, withholding distributions and/or segregating the assets in the account in compliance with governmental regulations, and the Company may also be required to report such action and to disclose the Investor’s identity to United States Office of Foreign Asset Control or other authorities if the Investor is on the list of Specially Designated National and Blocked Persons maintained by the United States Office of Foreign Assets Control or if U.S. persons otherwise are prohibited from having dealings with the Investor under U.S. economic sanctions laws. The Investor further acknowledges that the Company may suspend the payment of distributions to the Investor if the Company reasonably deems it necessary to do so to comply with anti-money laundering or anti-terrorism regulations applicable to the Company, any of its affiliates or any of the Company’s service providers.
(i)    The Investor agrees that neither the Company nor any of its affiliates shall have any liability to the Investor for any loss or liability that the Investor may suffer to the extent that it arises out of, or in connection with, compliance by the Company and/or their affiliates in good faith with the requirements of applicable anti-money laundering and anti-terrorism legislation or regulatory provisions in connection with actual or alleged money laundering or terrorist financing by the Investor or suspicion thereof by the Company.
(j)    The Investor acknowledges that the Company has relied and will rely upon the representations, warranties and covenants of the Investor set forth in this Agreement and that all such representations, warranties and covenants shall survive the date of this Agreement. Accordingly, the Investor agrees to notify the Company promptly if there is any change with respect to any of the information or representations provided by the Investor in or pursuant to this Agreement, and to provide the Company with such further information as the Company may reasonably require.

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(k)    The Investor understands that the Company’s assets will not constitute the assets of an employee benefit plan under ERISA or Section 4975 of the Code, or under the provisions of any laws or regulations that are similar to those provisions contained in Title I of ERISA or Section 4975 of the Code.
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1    Public Disclosure. Neither the Company nor the Investor shall, except as required by applicable law, regulation or stock exchange rule, issue any press release that describes the transactions contemplated herein and that identifies the Company, the Investor, or any of their respective affiliates without the prior consent of the Company or the Investor (as applicable), which consent shall not be unreasonably withheld. For the avoidance of doubt, the consent of the Investor shall not be required for any press release or other disclosure in regard to the transactions contemplated herein by the Company or its affiliates that does not identify such Investor.
Section 6.2    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the transactions contemplated herein, shall be paid by the party incurring such fee or expense.
Section 6.3    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals, including any insurance related approvals from any governmental authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (d) the execution and delivery of any additional certificates, documents or instruments necessary to consummate the transactions contemplated by this Agreement.
Section 6.4    Confidentiality.
(a)    The Investor agrees that it will use the Confidential Information (as defined in Section 6.4(b) below) solely for the purpose of monitoring and managing its investment in the Company and will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to the Investor’s affiliates, co-investors, partners and its and their respective directors, officers, employees, agents, counsel, auditors, advisors, consultants and representatives (collectively, including such affiliates, co-investors and partners, the “Representatives”) who do not compete with the Company

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and need to know such information for the purpose of monitoring and managing the Investor’s investment in the Company (it being understood that such Representatives shall be informed by the Investor of the confidential nature of such information and agree to abide by these confidentiality provisions). To the extent permitted by applicable law, the Investor agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives.
(b)    The term “Confidential Information” means (i) all information related to the Company and the Company Subsidiaries provided to the Investor or any Representative thereof by or on behalf of the Company or its affiliates (the “Furnishing Parties”), and (ii) all analyses developed by the Investor or any Representative thereof using any information specified under clause (i) above. The term “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Investor or any Representative thereof in violation of this Agreement, (B) was within the Investor’s possession prior to its being furnished to it by a Furnishing Party or a representative thereof, provided, that the source of such information was not known by the Investor to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party or any other party with respect to such information or (C) is or becomes available to the Investor on a non-confidential basis from a source other than a Furnishing Party or a representative thereof, provided that such source is not known by the Investor to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party, or any other party with respect to such information.
(c)    The Investor shall be permitted to disclose any Confidential Information in the event that the Investor is otherwise required by law, rule or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction and any securities exchange on which the securities of the Investor or any affiliate thereof are listed) or in connection with any legal proceedings (including pursuant to any special deposition, interrogation, request for documents, subpoena, civil investigative demand or arbitration). The Investor agrees that it will notify the Company as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.
(d)    Notwithstanding the foregoing, the Investor shall be permitted to disclose certain information that may constitute Confidential Information in order to comply with its reporting obligations to its direct and indirect investors, co-investors and equity holders including: (i) the name and brief description of the Company and the date of the Investor’s investment in the Company, (ii) the amount of the Investor’s Total Commitment and such equity holder’s indirect share of such Total Commitment and (iii) the quarterly valuation of the Investor’s investment in the Company; provided, that nothing in this Section 6.4(d) shall supersede the confidentiality obligations of the Investor set forth in the Confidentiality Agreement between the Company, on one hand and the Investor (or one of its affiliates), on the other hand, entered into in connection with the Private Placement (the “Confidentiality Agreement”).

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(e)    With respect to Investor Confidential Information (as defined below) and subject to subsection (g) below, the Company shall not, directly or indirectly or voluntarily or involuntarily, (i) communicate, disclose, divulge, reveal or convey (whether orally, in writing or otherwise) in any manner or by any means of communication whatsoever to any person or entity or (ii) otherwise use or employ such Investor Confidential Information in any manner other than for purposes of facilitating the consummation of the Private Placement and any other transactions contemplated thereby. The term “Investor Confidential Information” means confidential information relating to the Investor provided pursuant to this Agreement, whether such confidential information is furnished directly by the Investor or any affiliate or Representative thereof.
(f)    Notwithstanding the foregoing, Investor Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Company or any affiliate or representative thereof in violation of this Agreement, (ii) was within the Company’s possession prior to such Investor Confidential Information being furnished to the Company by the Investor or an affiliate or Representative thereof, provided, that the source of such information was not known by the Company to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Investor or any other party with respect to such information or (iii) is or becomes available to the Company on a non-confidential basis from a source other than the Investor or any affiliate or Representative thereof, provided that such source is not known by the Company to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Investor, or any other party with respect to such Investor Confidential Information.
(g)    The Company shall be permitted to disclose any Investor Confidential Information (i) to a financial institution in connection with any credit facility agreement or other financing arrangement relating to the transactions contemplated by this Agreement, including in respect of such financial institution’s know your customer (KYC), anti-money laundering or other credit due diligence information requirements, (ii) to Athene Holding Ltd. or Apollo Global Management, LLC, or any Affiliate thereof, in connection with any reasonable business purpose and (iii) in the event that the Company is otherwise required by law, rule or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction and any securities exchange on which the securities of the Company or any affiliate thereof are listed) or in connection with any legal proceedings (including pursuant to any special deposition, interrogation, request for documents, subpoena, civil investigative demand or arbitration). The Company agrees that it will notify the Investor as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.
Section 6.5    Related Person Insurance.
(a)    The Investor represents, warrants and covenants that (i) neither it nor any of its direct or indirect beneficial owners is, or will be, a “United States Shareholder” of the Company (within the meaning of Section 953(c) of the Code) or (ii) if it or any of its direct or indirect beneficial owners is, or will be, a “United States Shareholder” of the Company (within the meaning of Section 953(c) of the Code), then both immediately before and at all times after the transactions contemplated by this Agreement none of it, any related person to the Investor (within the meaning of Section 953

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(c) of the Code) or, to the actual knowledge of the Investor, any of its direct or indirect beneficial owners who is, or will be, a “United States Shareholder” of the Company (within the meaning of Section 953(c) of the Code) or any related person to such a beneficial owner (within the meaning of Section 953(c) of the Code) (collectively, the “Investor Parties”) are or will be (directly or indirectly) insured or reinsured by any Company Subsidiary (which list shall be updated as necessary by the Company and provided to the Investor) or any ceding company as specified in Schedule 6.5 hereto (which list shall be updated as necessary by the Company and provided to the Investor) to which any Company Subsidiary provides reinsurance. If the Investor breaches this representation and covenant, the Investor will be obligated to notify the Board as promptly as possible and the Board may pursue any applicable remedies set forth in Article 5 of the Bye-laws.
(b)    The Investor represents, warrants and covenants that no Investor Party currently owns, whether directly or indirectly (including through a total return swap or other derivative arrangement), any interests in AP Alternative Assets, L.P., Apollo Global Management, LLC or Athene Holding Ltd. that are treated as equity for U.S. federal income tax purposes, other than as set forth on Schedule A hereto. Unless otherwise agreed by the Company and such Investor (such agreement being set forth on Schedule A hereto or in another written agreement approved by the Company’s Board), the Investor covenants that (i) no Investor Party shall hereafter acquire, whether directly or indirectly (including through a total return swap or other derivative arrangement), any interests in AP Alternative Assets, L.P. or Apollo Global Management, LLC that are treated as equity for U.S. federal income tax purposes; and (ii) if any Investor Party owns, whether directly or indirectly (including through a total return swap or other derivative arrangement), any interests in AP Alternative Assets, L.P. or Apollo Global Management, LLC that are treated as equity for U.S. federal income tax purposes, no Investor Party shall hereafter acquire, whether directly or indirectly (including through a total return swap or other derivative arrangement), any interests in Athene Holding Ltd. that are treated as equity for U.S. federal income tax purposes, other than from a member of the Apollo Group (as such term is defined in the Bye-laws) in a distribution with respect to an equity interest held in such member of the Apollo Group. No Investor Party will make any investment that, to the actual knowledge of the Investor at the time the Investor Party becomes bound to make the investment, would cause such Investor Party to own (directly, indirectly or by attribution pursuant to Section 958 of the Code) stock (for this purpose, including any other instrument or arrangement that is treated as equity for U.S. federal income tax purposes and any stock that such Investor Party has an option to acquire) of the Company possessing fifty percent (50%) or more of (a) the total voting power of all classes of stock of the Company entitled to vote or (b) the total value of stock of the Company.
(c)    The Investor agrees that no Investor Party shall enter into a transaction that, to the actual knowledge of the Investor at the time such Investor Party becomes bound to enter into the transaction, could reasonably be expected to cause any “United States Person”, as such term is defined in Section 957(c) of the Code, to own (directly, indirectly or by attribution pursuant to Section 958 of the Code) stock (for this purpose, including any other instrument or arrangement that is treated as equity for U.S. federal income tax purposes and any stock that such United States Person has an option to acquire) of the Company possessing fifty percent (50%) or more of (i) the total voting power of all classes of stock of the Company entitled to vote or (ii) the total value of stock of the Company.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(d)    Notwithstanding anything to the contrary herein, upon a breach of this Section 6.5, the Investor will be required to take any reasonable action the Board deems appropriate, it being understood that the Investor will in no instance be liable for monetary damages with respect to a breach of this Section 6.5.
(e)    This Section 6.5 shall not apply to any Investor that is a member of the Apollo Group (as such term is defined in the Bye-laws).
Section 6.6    Change in Entity Classification. The Company shall provide prompt notice to the Investor of any change in the entity classification of the Company for U.S. tax purposes.
Section 6.7    AEOI. The U.S. tax provisions commonly known as the Foreign Account Tax Compliance Act, the regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future) and any applicable intergovernmental agreements in respect thereof (or any similar intergovernmental agreements which may be applicable to the Company or any Company Subsidiary), including any implementing legislation, regulations and guidance promulgated (or which may be promulgated) thereunder and any subsequent amendments to any of the foregoing (“FATCA”) and similar withholding or information reporting provisions, including the “Common Reporting Standard” developed by the OECD and any legislation, regulations, intergovernmental agreements and guidance in respect thereof (all such provisions, collectively with FATCA, the “AEOI Regimes”) impose or may impose a number of obligations on the Company or Company Subsidiaries. In this regard:
(a)    The Investor acknowledges that, in order to comply with the provisions of the AEOI Regimes and avoid the imposition of U.S. federal withholding tax, the Board may, from time to time and to the extent provided under the AEOI Regimes, (i) require further information and/or documentation from the Investor, which information and/or documentation may (A) include, but is not limited to, information and/or documentation relating to or concerning the Investor, the Investor’s direct and indirect beneficial owners (if any), and any such Person’s identity, residence (or jurisdiction of formation) and income tax status, and (B) need to be certified by the Investor under penalties of perjury, and (ii) provide or disclose any such information and documentation to governmental agencies of the United States or other jurisdictions (including the U.S. Internal Revenue Service (the “IRS”)) and Persons from or through which the Company or any Company Subsidiary may receive payments or with which the Company or any Company Subsidiary may have an account (within the meaning of the AEOI Regimes).
(b)    The Investor agrees that it shall provide such information and/or documentation concerning itself and its direct and indirect beneficial owners (if any), as and when requested by the Board, as the Board, in its sole discretion, determines is necessary or advisable for the Company to comply with its obligations under the AEOI Regimes, including, but not limited to, in connection with the Company or any of its affiliates entering into or amending or modifying an “FFI Agreement,” as defined under the AEOI Regimes (each, an “FFI Agreement”), with the IRS and maintaining ongoing compliance with such agreement. The Investor should consult its tax advisors as to the type of information that may be required from the Investor under this Section 6.7.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(c)    Consistent with the AEOI Regimes, the Investor agrees to waive any provision of law of any jurisdiction that would, absent a waiver, prevent the Company’s compliance with its obligations under the AEOI Regimes, including under any FFI Agreement, and hereby consents to the disclosure by the Company or any Company Subsidiary of any information regarding the Investor (including information regarding its direct and indirect beneficial owners, if any) as the Company or any Company Subsidiary determines is necessary or advisable to comply with the AEOI Regimes (including the terms of any FFI Agreement).
(d)    The Investor acknowledges that if the Investor does not timely provide and/or update the requested information and/or documentation or waiver, as applicable (an “AEOI Compliance Failure”), the Board may, in its sole and absolute discretion and in addition to all other remedies available at law, in equity or under the Shareholders Agreement, cause the Investor to withdraw from the Company in whole or in part.
(e)    To the extent that the Company or any affiliate thereof suffers any withholding taxes, interest, penalties or other expenses or costs on account of the Investor’s AEOI Compliance Failure, unless otherwise agreed by the Board, (i) the Investor shall promptly pay upon demand by the Board to the Company or, at the Board’s direction, to the relevant affiliate, an amount equal to such withholding taxes, interest, penalties and other expenses and costs, or (ii) the Board may reduce the amount of the next distribution or distributions which would otherwise have been made to the Investor or, if such distributions are not sufficient for that purpose, reduce the proceeds of liquidation otherwise payable to the Investor by an amount equal to such withholding taxes, interest, penalties and other expenses and costs; provided, that (A) if the amount of the next succeeding distribution or distributions or proceeds of liquidation is reduced, such amount shall include an amount to cover interest on the amount of such withholding taxes, interest, penalties and other expenses and costs at the lesser of (1) the rate of two percent (2%) per annum over the rate of interest announced publicly from time to time by JPMorgan Chase Bank in New York, New York as such bank’s prime rate, and (2) the maximum rate permitted by applicable law, and (B) should the Board elect to so reduce such distributions or proceeds, the Board shall use commercially reasonable efforts to notify the Investor of its intention to do so. Whenever the Board makes any such reduction of the proceeds payable to the Investor pursuant to clause (ii) of the preceding sentence, for all other purposes the Investor may be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such reduction. Unless otherwise agreed to by the Board in writing, the Investor shall indemnify and hold harmless the Company and its affiliates from and against any withholding taxes, interest, penalties or other expenses or costs with respect to the Investor’s AEOI Compliance Failure.
(f)    The Investor acknowledges that the Board (or the applicable affiliate of the Company) will determine in its sole discretion how to comply with the AEOI Regimes.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

(g)    The Investor acknowledges and agrees that it shall have no claim against the Board or the Company (or its affiliates) for any damages or liabilities attributable to any AEOI Regimes compliance related determinations pursuant to Section 6.7(f).
ARTICLE VII
INDEMNIFICATION
Section 7.1    Agreement to Indemnify.
(a)    The Company hereby agrees to indemnify, defend and hold harmless the Investor and its successors and assigns, representatives and affiliates, and their respective directors, officers, partners, members, managers, employees and agents (collectively, the “Investor Group”) from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ and accounting fees and expenses of any nature whatsoever, whether actual or consequential (collectively, “Damages”), asserted against, imposed upon or incurred directly by any member of the Investor Group by reason of or resulting from a breach of any agreement or representation or warranty or covenant by the Company contained herein.
(b)    The Investor hereby agrees to indemnify, defend and hold harmless the Company and the Company Subsidiaries, and each officer and director of the Company or the Company Subsidiaries (collectively, the “Company Group”), and their successors and assigns, from and against all Damages, asserted against, imposed upon or incurred directly by any member of the Company Group by reason of or resulting from a breach of any agreement or representation, warranty or covenant by the Investor contained herein.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement (a) may be terminated by either party hereto when the Investor has fully funded the Total Commitment or (b) shall terminate, and the transactions contemplated hereby abandoned, if all Required Regulatory Approvals shall not have been obtained by June 30, 2018. If this Agreement is terminated as described in this ARTICLE VIII, this Agreement shall become null and void and of no further force and effect, except for the provisions of ARTICLE VI, ARTICLE VII, ARTICLE VIII, and ARTICLE IX which shall survive such termination. Nothing in this ARTICLE VIII shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement. For the avoidance of doubt, the representations and warranties set forth in ARTICLE IV and ARTICLE V shall survive the date hereof.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied or electronically mailed and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):
AGER Bermuda Holding Ltd.
96 Pitts Bay Road
Pembroke, HM08, Bermuda
Attention: AGER Legal Department
Telephone: (441) 279-8400
Email: AGER-Legal@athene.com
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Perry J. Shwachman
Telephone: (312) 853-7061
Facsimile: (312) 853-7036
Email: pshwachman@sidley.com
and
Linklaters LLP
Prinzregentenplatz 10
81675 Munich
Germany
Attention: Dr. Wolfgang Krauel
Telephone: +49 89 41 80 83 26
Email: wolfgang.krauel@linklaters.com
If to the Investor, as set forth on Schedule A.
Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy or electronic mail (receipt confirmed), be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or three (3) business days after the date of deposit in the United States mail. Notwithstanding the foregoing, all notices sent to the Investor in hard copy form shall also be emailed to the Investor at the email address set forth on Schedule A, and all notices sent to the Investor shall be made available in either downloadable or printable format.
Section 9.2    Entire Agreement. This Agreement, together with the Exhibits, the Shareholders Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, the Confidentiality Agreement entered into by the Investor (or one of its affiliates) and the Company shall survive the execution and delivery

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

of this Agreement, and if the Investor is not a party to such agreement, the Investor agrees to be bound by such agreement in the same manner as its affiliate party thereto.
Section 9.3    Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement or the Shareholders Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party without the consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.4    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
Section 9.5    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.6    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
Section 9.7    Gender. Pronouns in masculine, feminine, and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
Section 9.8    References. All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to an Exhibit, Annex or Schedule refers to the item identified separately in writing by the parties hereto as the described Exhibit, Annex or Schedule to this Agreement. All Exhibits, Annexes and Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
Section 9.9    Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement without posting a bond, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.
Section 9.10    Consent to Jurisdiction.
(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of either the courts of Bermuda or the courts of the State of New York and the federal courts of the United States of America located in the County of New York, in the State of New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement, the Shareholders Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and the Shareholders Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.
(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 9.1.
(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 9.11    Amendment. The provisions of this Agreement may be amended, waived or modified only with the written consent of the Investor and the Company; provided, that no amendment shall be made to reduce or eliminate an Investor’s Remaining Commitment (pursuant to this Agreement or any equivalent subscription agreement) except as contemplated by Section 3.5(c) hereof.
Section 9.12    Waiver. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
Section 9.13    Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts (including without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Section 9.14    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
Section 9.15    Adjustments for Share Splits, Etc. Wherever in this Agreement (including the Exhibits attached hereto) there is a reference to a specific number of shares of stock of the Company of any class or series, or a price per share of such stock, or consideration received in respect of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

[Remainder of Page Intentionally Left Blank]

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY:
AGER BERMUDA HOLDING LTD.

By:    /s/ Tab Shanafelt            ,
Name: Tab Shanafelt
Title: Director

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR: Procific

By:    /s/ Mohamed Al Qubaisi            ,
Name: Mohamed Al Qubaisi
Title: Authorised Signatory

By:    /s/ Ahmed Abdullatif Ahmed Ibrahim Al Mosa,
Name: Ahmed Abdullatif Ahmed Ibrahim Al Mosa
Title: Authorised Signatory

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

EXHIBIT A

SECOND AMENDED AND RESTATED BYE-LAWS
OF AGER BERMUDA HOLDING LTD.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

EXHIBIT B

AGER BERMUDA HOLDING LTD. SHAREHOLDERS AGREEMENT

See attached.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

EXHIBIT C

AGER BERMUDA HOLDING LTD. CALL NOTICE
Reference is hereby made to that certain Subscription Agreement (the “Agreement”) dated as of April 14, 2017, by and between AGER Bermuda Holding Ltd. (the “Company”) and Procific (the “Investor”). Terms used in this Call Notice and not otherwise defined herein shall have the respective meanings set forth in the Agreement. Pursuant to ARTICLE III of the Agreement, the Company hereby requests that the Investor make capital contributions to the Company as follows:

1.	Aggregate Amount of Capital Call EUR ___________

2.	Number of Class A common shares to be Acquired

3.	Date Funds Required to be received by the Company ________ (“Contribution Date”)

4.	Instructions for Wire Transfer:

5.	The Company represents and warrants, in connection with the above referenced Capital Call as of the date hereof that:

(a)
The Person signing this instrument is the duly elected, qualified and acting officer of the Company as indicated below such officer’s signature hereto having all necessary authority to act for the Company in making this notice for capital contributions.

(b)
The Company is not subject to any condition that would render this Capital Call invalid under the Agreement and all actions taken by the Company with respect to this Call Notice have been properly authorized by the Company.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF the undersigned officer of the Company has executed this Call Notice on behalf of the Company on this [●] day of [●], [●].
AGER BERMUDA HOLDING LTD.

By:
Name:
Title:

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Exhibit 1
Capitalization
[To be inserted on delivery of Call Notice]

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

EXHIBIT D

SUMMARY OF TERMS OF MANAGEMENT INCENTIVE PLAN
See attached.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

AGER

MANAGEMENT EQUITY PLAN TERM SHEET1

In connection with the proposed private offering of equity interests of AGER Bermuda Holdings Ltd. (“AGER”, together with any member of its group, the “AGER Group”), we are pleased to provide you with this indicative, non-binding term sheet (this "Term Sheet") which sets out a summary of the outline terms on which it is proposed certain senior managers will participate in a management equity plan ("MEP").
This Term Sheet is intended to be, and shall be construed only as, a summary of the key terms related to the MEP and does not contemplate the terms or structure of any management co-invest arrangements.

Issuer:
A newly incorporated corporate vehicle (the “Company”) established in a jurisdiction to be determined following completion of tax analysis in the relevant jurisdictions.
It is currently contemplated that certain senior managers (“Managers”) shall invest directly into the Company. AGER, Apollo or one or more of their affiliates shall control the Company but will have no economic rights.

Capital Structure[2]:
AGER’s capital structure will consist of class A shares (held by persons who are not members of the Apollo Group), and class B shares (issued to members of the Apollo Group).

AGER will issue a new class or classes of shares to the Company, which shall constitute the sweet equity shares.
AGER, Apollo or one or more of their affiliates shall hold class A voting shares in the Company (“Class A Shares”).
The Managers shall hold class B non-voting shares in the Company (“Class B Shares”).

Voting / Governance:	Each of the Class A Shares shall have one vote.

1 Note: For the purposes of this Term Sheet, we have assumed that the Managers will be based in the United Kingdom, Germany, Bermuda or Benelux. Structuring may change subject to tax and regulatory considerations.
2 Note: Capital structure and voting/governance rights of the Company to be confirmed following confirmation of both the Company’s jurisdiction of incorporation and its legal form.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Hurdles:
Subject to meeting certain vesting requirements as set out below, internal rate of return (“IRR”) and multiple on invested capital (“MOIC”) hurdles on the amounts invested into AGER by class A holders and class B holders of AGER, the Company shall be eligible to receive distributions in an amount up to 7.5% of the profits made by AGER, as follows:
(i)    if the investors in AGER realise, on their total capital invested in AGER, a MOIC of at least 1x, the Company shall be entitled to receive an amount equal to 2.5% of the profits made by AGER; plus
(ii)    if the investors in AGER realise, on their total capital invested in AGER:
a.    both (a) a 17.5% IRR and (b) a MOIC of at least 1.75x, the Company shall be entitled to receive an amount equal to 2.5% of the profits made by AGER; or
b.    both (a) a 22.5% IRR and (b) a MOIC of at least 2.25x, the Company will be entitled to receive an amount equal to 5% of the profits made by AGER.

Distributions:	All distributions shall be paid to the holders of Class B Shares in the Company pro rata, based on the number of Class B Shares held by each such holder.
Vesting:
Each Manager's Class B Shares will vest over a 5 year period beginning on the later of (i) the investment date, and (ii) the date upon which he or she commenced employment with (or otherwise became engaged to provide services to) the AGER Group (the "Commencement Date").
Each Manager's Class B Shares will vest in 5 equal tranches on each of the first, second, third, fourth and fifth anniversaries of the Commencement Date.

In the event of a Change of Control for cash consideration, each Manager’s vesting percentage shall be deemed to be 100%.
All vesting of any Manager's Class B Shares will cease immediately following the date upon which notice of termination of such Manager's employment/engagement is given (whether by the AGER Group or by such Manager), and the Manager’s Class B Shares shall be subject to a call option.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Call Option:
In the event that a Manager's employment or engagement (including re their position as a director or officer) (directly or indirectly) is terminated, for a period of 180 days thereafter such Manager's Class B Shares may be repurchased, redeemed, cancelled, and/or acquired by a designee of the Company upon the terms set out below (the "Call Option").
(i) Good Leaver - If a Manager is deemed a Good Leaver, the Company or its designee(s) (including but not limited to the AGER Group), shall be entitled (but not obligated) to repurchase, redeem, cancel and/or acquire (a) the vested portion of such Manager's Class B Shares at a price equal to their Fair Market Value, and (b) the unvested portion of such Manager's Class B Shares at a price equal to the lesser of the original subscription cost and their Fair Market Value.
(ii) Bad Leaver - If a Manager is deemed a Bad Leaver, the Company or its designee(s) (including but not limited to the AGER Group), shall be entitled (but not obligated) to repurchase, redeem and/or cancel all of such Manager's Class B Shares at a price equal to the lesser of the original subscription cost and their Fair Market Value.

Leaver Terms:
"Bad Leaver" shall mean a Manager who (i) resigns or terminates their employment or engagement (directly or indirectly) with the AGER Group without Good Reason, other than as a Good Leaver, or (ii) is dismissed or removed from service for Cause.
"Good Leaver" shall mean a Manager who:
(i)    dies;
(ii)    becomes permanently disabled;
(iii)    has his/her engagement terminated by the AGER Group or any affiliate thereof for reasons other than Cause such that he or she is not engaged by the AGER Group or any affiliate thereof; or
(iv)    is qualified as a Good Leaver by the board of [AGER / the Company] acting in its entire discretion on a case-by-case basis and without creating any precedent.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

"Good Reason" shall mean voluntary resignation by the Manager after any of the following actions are taken by the AGER Group without the Manager’s consent: (i) a material reduction of greater than [10%] on the Manager's base salary, or (ii) a material reduction in the Manager’s duties or responsibilities in breach of applicable law; provided, however, that none of the events described in the foregoing clauses (i) or (ii) shall constitute good reason unless (A) the Manager has notified the AGER Group in writing describing the events which constitute good reason within forty-five (45) days following the initial existence of the condition, (B) the AGER Group fails to cure such events within sixty (60) days after its receipt of such written notice and (C) the Manager actually terminates his or her engagement with the AGER Group within ninety (90) days following the end of such cure period.
"Cause" shall mean:
(i)    the Manager’s commission of a criminal offence which can be sanctioned by imprisonment or a wilful and material act of dishonesty;
(ii)    failure to devote sufficient time and attention to the performance of the Manager’s duties;
(iii)    the Manager’s dismissal, removal or non-renewal for gross negligence or wilful misconduct;
(iv)    the Manager’s suspension or other disciplinary action against the Manager by an applicable regulatory authority; or
(v)    material breach by the Manager of or failure to perform his/her obligations under any agreement entered into between the Manager and AGER (or any affiliate thereof), and/or any by-laws, policies or procedures of AGER (or any affiliate thereof), or material breach by the Manager of any legal duty to AGER (or any affiliate thereof), or material failure by the Manager to follow the lawful and proper instructions of the board of the Company, another supervisory or management board of AGER (or any affiliate thereof), or any material failure by the Manager to cooperate in any audit or investigation of AGER (or any affiliate thereof), in each case after written notice of the breach or of the failure that has not been remedied within 30 days from the date of receipt of notice by the Manager (to the extent remedy is reasonably possible), in each case, as determined by the board of [AGER / the Company] in its sole discretion.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Transfers:
No direct or indirect transfers by any Manager permitted, without the consent of the board of [AGER / the Company], excluding customary permitted transfers to privileged relations, family trusts and in the case of corporate entities, to affiliates.
Any transferee must enter into a deed of adherence to the SHA (as defined below).

Liquidity:	AGER / the board of the Company will make all decisions concerning the form and timing of liquidity events for the Company.
Tag-Along/ Drag-Along:
Each Manager will be entitled to participate pro rata in any Drag-Along sale or transfer of securities in the Company, on the basis of each Manager’s shareholding in the Company (and with any proceeds allocated on the basis of a hypothetical liquidation of Company). Managers will also be entitled to exercise customary Tag-Along rights, provided that a simple majority of Managers have elected to exercise such Tag-Along rights.

Public Sale / Solvent Reorganization:
AGER / the board of the Company may undertake a Public Sale (e.g., initial public offering) or a Solvent Reorganization (e.g., merger, consolidation, recapitalization, transfer of assets or securities, liquidation, exchange of securities, conversion of entity, formation of new entity, etc.) without the consent of any Manager. In such case, each Manager shall be required to cooperate and take all actions reasonably required to effect such a Public Sale or Solvent Reorganization, provided that its respective pro rata equity interests relative to the Company and AGER are not adversely affected and in the case of a Solvent Reorganization, its rights under the equity documents are materially preserved.

Exit:
Each Manager shall fully co-operate with the board of the Company / the AGER Group upon an exit. Each Manager shall take all reasonable actions requested by the board of the Company / the AGER Group in connection with such exit.

Restrictive Covenants:	The Equity Documents (as defined below) will contain certain standard restrictive covenants with respect to the Managers, including non-solicit and confidentiality provisions.
Tax:
Management will acquire their Class B Shares at fair market value, which will be supported by a valuation based on the anticipated economics of the Class B Shares including any relevant ‘option value’ for UK, German, and any other relevant jurisdiction’s tax purposes.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

The Managers will be responsible for any taxes (including social security charges) incurred by the Company, their employer company or any other relevant entity in connection with their participation in the Class B Shares (whether the issuance thereof or receipt of proceeds thereon) or otherwise in connection with the Equity Documents (as defined below) and shall enter into a tax indemnity on customary terms to this effect.  Management will also be required to enter into customary tax elections in any relevant jurisdiction (including, but not limited to, section 431 elections in the UK) as requested by any relevant company.
The Managers will not be entitled to rely upon any advice or opinions received by the Company or AGER from their tax, financial and legal advisors in connection with the structuring of the MEP. Accordingly, in evaluating the MEP, the Managers should obtain and rely upon the advice of their own independent tax, financial and legal advisors.

Equity Terms:
The terms set out in this Term Sheet will be reflected in a securityholders’ agreement (the "SHA") and a related subscription agreement (together with the SHA, the “Equity Documents”).
The organizational documents of the Company and its relevant subsidiaries will be “vanilla” in form and will reflect (or will be revised to reflect), to the fullest extent permitted by law, the terms of the SHA. In all events, the SHA will govern in the event of any conflict or inconsistency. Each Manager will agree to take all action in its power and authority to act in accordance with the terms of the SHA so as to ensure that the provisions of the SHA will be given full force and effect, subject to applicable laws.

Transaction Conduct:
Expenses:	Save as set out herein, each party shall bear its own fees, costs and expenses in connection with the negotiation of this Term Sheet and the arrangements contemplated herein.
Confidentiality:	Each of the Manager, AGER and the Company acknowledges and agrees that this Term Sheet shall be treated as confidential.
Non-binding effect:
It is understood that while this Term Sheet constitutes a summary of the current intentions of the parties with respect to the potential investment in the Company, this Term Sheet is not intended to, and does not, (a) constitute a legally binding agreement; or (b) contain all matters upon which agreement must be reached with respect to matters to be included in the SHA.

Governing Law and Jurisdiction	Any binding agreement between AGER, the Company and the Manager will be governed by, and construed in accordance with, the laws of England.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS PROVIDING SPECIFIC LEGAL OR TAX ADVICE FOR ANY JURISDICTION. THE SUBSCRIPTION TO THE SHARES OF THE COMPANY SHALL TAKE PLACE THROUGH EXECUTION OF A DEED OF SUBSCRIPTION AND ADHERENCE BY THE MANAGERS TO THE SECURITYHOLDERS' AGREEMENT APPLICABLE TO THE COMPANY.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

EXHIBIT E

SUMMARY OF ADDITIONAL TERMS FOR INVESTMENT BY ADDITIONAL INVESTORS
See attached.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

SUMMARY OF ADDITIONAL TERMS FOR INVESTMENT
BY INVESTOR A

We refer to the “AGER Bermuda Holding Ltd. Summary of Terms of Proposed Private Offering And Principal Transaction Documents” posted in the Intralinks data room (the “Data Room”) for Project Craft (the “AGER Term Sheet”). This summary of additional terms (this “Term Sheet”) is based on the AGER Term Sheet and sets out certain additional terms with respect to a potential investment by the Investor A in AGER Bermuda Holding Ltd. (“AGER”). Capitalized terms used in this Term Sheet shall have the meaning ascribed to them in the AGER Term Sheet, unless otherwise defined herein.
This Term Sheet is intended for discussion purposes only and does not bind Investor A, Athene Holding Ltd. (“AHL”), AGER or any other person in any way. The transaction described in this Term Sheet (the “Proposed Transaction”) is subject to signing of the final and binding contracts by the applicable parties thereto.
The existence of and the terms contained in this Term Sheet as well as any discussions regarding the Proposed Transaction are subject to the Confidentiality Agreements entered into between AGER and its Affiliates (as defined therein) and each investor in AGER, including the Investor A, and shall be kept strictly confidential by all parties except to the extent permitted by the Confidentiality Agreements.

The Investor A investment
▪   EUR 250 million
▪   Investment shall be made alongside third party investors in Class A common shares.
▪    Voting cap of 9.9% for Class A common shares.
▪    After the expiration of the Commitment Draw Period, Investor A has the right to require AGER to acquire all of Investor A’s shares in AGER for a total purchase price of EUR 1.00.

AGER Capital Calls	¤ AGER shall make capital calls as set forth in section 2.12 of the AGER Shareholders Agreement posted in the Data Room

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Board representation
▪   Investor A shall have the right to nominate one out of the nine members of the AGER Board.
▪   The Investor A representative on the AGER Board shall be an active or retired senior manager of Investor A.
▪   Investor A’s nomination right shall remain in place for as long as Investor A holds 7.5% or more of the AGER Equity.

Representation on AGER board committees	¤ The Director nominated by Investor A shall (i) be a member of the Transaction Committee and (ii) have observer status on the Conflicts Committee.
Profits Interest on the Investor A investment
¤   Apollo and/or AHL, as applicable, shall fully waive the Profits Interest with respect to Investor A’s investment in AGER, i.e. Investor A will participate in the Profits Interest pro rata to its initial investment in AGER Equity.

Profits Interest on third parties’ investment
▪   In addition to Apollo and/or AHL, as applicable, fully waiving the Profits Interest with respect to Investor A’s investment, Apollo shall share with Investor A 12.5% of the remaining Profits Interest on the investment of third parties, i.e. after the make-whole of Apollo, AHL and Investor A.
▪   In calculating the remaining Profits Interest, only the make-whole of Apollo, AHL and Investor A shall be considered and any make-whole granted to other third party investors shall not reduce Investor A’s 12.5% share.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Right of first offer for asset management mandates
▪   For as long as Investor A holds 7.5% or more of the AGER Equity, and subject to the other limitations set forth below, AGER/AAME shall offer Investor A a right of first offer for all sub-advisory asset management mandates under the IAA with respect to Approved Investment Classes (as defined below) (“Asset Management ROFO”).
▪   An “Approved Investment Class” shall mean investment-grade fixed income securities, asset classes that Apollo, AAM or AAME are not managing and any other asset class that AGER, AAME and Investor A may agree upon from time to time.
▪   Any engagement of Investor A is subject to Investor A providing competitive services and fees. Fees for any engagement must be approved by the Conflicts Committee.
▪   With respect to any asset management mandate to which the Asset Management ROFO applies, and for which Investor A has declined to provide services or is not selected to provide services, Investor A shall have the right to match the terms of the most competitive bidder for up to 50% of such asset management mandate, provided that the assets under management subject to such mandate are not less than EUR 200 million and the selection of Investor A for such asset management mandate shall be subject to the terms of the preceding paragraph.
▪   Best efforts to work with the ALV board to transfer any already existing Investment Grade mandates to an investment manager affiliate of Investor A within 6 months after the effective date of the agreement between AGER/AAME and Investor A.
▪    AGER/AAME shall have the right to withdraw the mandate if Investor A’s performance is in the lowest quartile of a peer group (to be further defined) for more than 12 consecutive months and remediation measures did not succeed

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Preferred transaction involvement of Investor A
▪   AGER, Apollo and Investor A shall enter into an agreement governing the “Preferred Transaction Involvement” of the parties as described below, which will apply for so long as Investor A holds 7.5% or more of the AGER Equity.
▪   Investor A has an interest in the acquisition of property and casualty (“P&C”) businesses as well as P&C and life/health distribution, whereas AGER will primarily target life insurance books of businesses.
▪   The Preferred Transaction Involvement shall relate to acquisitions (whether of a company or a block of business) by AGER in the member states of the European Union (excluding the U.K.) and Switzerland (each a “Potential AGER Transaction”).
▪   Regular (at least quarterly) update meetings will be held with Investor A by AGER to share and discuss Potential AGER Acquisition opportunities with Investor A.
▪    AGER shall inform and provide timely details to Investor A of any planned acquisitions that fall within the Preferred Transaction Involvement.
▪   In connection with any Potential AGER Acquisition, AGER will be precluded from partnering with a third party (including any Apollo Fund entity) unless AGER has provided Investor A with the exclusive opportunity to discuss, and to agree on terms for, partnering with AGER on the Potential AGER Acquisition.
However, AGER is free to speak to and pursue the Potential AGER Acquisition with a third party (including any Apollo Fund entity) or alone, if a combined approach is not pursued because:
(i) Investor A has declined such opportunity affirmatively; or
(ii) AGER and Investor A have not agreed on terms for the Potential AGER Acquisition within a reasonable period of time.
▪   In case AGER and Investor A agree to jointly approach a potential M&A target within the scope of the Preferred Transaction Involvement, AGER and Investor A agree to the following procedure:
o Both AGER and Investor A shall value separately the part of the target business each party plans to acquire; the sum-of-parts of AGER’s valuation and Investor A’s valuation will then form the maximum total price to be offered for the target business
o Investor A is not obliged to front any transaction for AGER.
▪   The Preferred Transaction Involvement will restrict Apollo from setting up or acquiring any alternative life insurance acquisition vehicle for transacting business in the member states of the European Union (including the U.K.) and Switzerland besides AGER and AHL; provided that Apollo shall remain free to (i) remain invested in Apollo’s existing insurance businesses as long as they do not compete with AGER, and (ii) acquire or invest in targets that do not pursue essentially the same business model as AGER by operating predominantly as run-off life and annuity insurance businesses.
▪   In case the combined approach will not be pursued by AGER and Investor A with respect to a Potential AGER Acquisition, both AGER and Investor A are free to speak to other potential partners or to bid alone.
▪   All discussions and negotiations shall be in good faith of a long-term partnership; it is the parties’ understanding that the commitments under the Preferred Transaction Involvement shall not be circumvented in any way, for instance by activities of related parties.
▪   Subject to the restrictions above, the Preferred Transaction Involvement will not limit or otherwise apply to Apollo.
▪    Investor A shall be under no obligation to share, comment on, or provide any details regarding, any planned or potential acquisition or disposal by Investor A. Investor A shall at all times remain free to acquire or dispose of any company without having to inform AGER or Apollo. However, in the good faith of a long-term partnership, Investor A will, at its own full discretion, reach out to AGER in case they intend to sell a company or block of business that may be of interest for AGER to acquire.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Right of first offer for mortality risk
▪    For as long as Investor A holds 7.5% or more of the AGER Equity, AGER shall offer Investor A a right of first offer for at least 40% of any mortality risk that AGER chooses to sell or reinsure to a third-party (“Mortality ROFO”) with the understanding that AGER will offer an equivalent right of first offer for the other 60% of any mortality risk to Investor B.
▪    If Investor B declines the offered mortality risk, the Mortality ROFO for Investor A shall extend to 100% of AGER’s mortality risk to be sold or reinsured.
▪    With respect to any mortality risk to which the Mortality ROFO applies, and which Investor A has declined to acquire or reinsure or which Investor A is not selected to acquire or reinsure, Investor A shall have the right to match the terms of the most competitive bidder for up to 50% of the mortality risk to which the Mortality ROFO applied (i.e. 50% of 40% = 20%, or 50% of 100%, as the case may be).

Exchange of knowledge	¤ As part of a long-term partnership, AGER and Investor A will cooperate closely by exchanging knowledge and ideas on life back-book management and identifying further areas of collaboration.
Exclusivity
▪   AGER will not place more than 1% of the AGER Equity to any insurance company, other than Investor A, Investor B and AHL without prior alignment with Investor A.
▪   The Asset Management ROFO and the Preferred Transaction Involvement are granted exclusively to Investor A.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

SUMMARY OF ADDITIONAL TERMS FOR INVESTMENT
BY INVESTOR B

We refer to the “AGER Bermuda Holding Ltd. Summary of Terms of Proposed Private Offering And Principal Transaction Documents” posted in the Intralinks data room for Project Craft (the “AGER Term Sheet”). This summary of additional terms (this “Term Sheet”) is based on the AGER Term Sheet and sets out certain additional terms with respect to a potential investment by Investor B in AGER Bermuda Holding Ltd. (“AGER”). Capitalized terms used in this Term Sheet shall have the meaning ascribed to them in the AGER Term Sheet, unless otherwise defined herein.
This Term Sheet is intended for discussion purposes only and does not bind Investor B, Athene Holding Ltd. (“AHL”), AGER or any other person in any way. The transaction described in this Term Sheet (the “Proposed Transaction”) is subject to signing of the final and binding contracts by the applicable parties thereto.
The existence of and the terms contained in this Term Sheet as well as any discussions regarding the Proposed Transaction are subject to the Confidentiality Agreements entered into between AGER and its Affiliates (as defined therein) and each investor in AGER, including Investor B, shall be kept strictly confidential by all parties except to the extent permitted by the Confidentiality Agreements.

Investor B investment	▪ EUR 75 million ▪ Investment shall be made alongside third party investors in Class A common shares. ▪ Voting cap of 9.9% for Class A common shares.
Right of first offer for mortality risk
▪    For as long as Investor B holds 1.5% or more of the AGER Equity, AGER shall offer Investor B a right of first offer for at least 60% of any mortality risk that AGER chooses to sell or reinsure to a third-party (“Mortality ROFO”) with the understanding that AGER will offer an equivalent right of first offer for the other 40% of any mortality risk to Investor A.
▪    If Investor A declines the offered mortality risk, the Mortality ROFO for Investor B shall extend to 100% of AGER’s mortality risk to be sold or reinsured.

Exchange of knowledge	¤ As part of a long-term partnership, AGER, AHL and Investor B will cooperate closely by exchanging knowledge and ideas on life back-book management and identifying further areas of collaboration.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule A
Investor Disclosures

Name of Subscriber (Please print or type full legal name - do not abbreviate or use all caps):	Procific
Entity Type (as applicable):	Exempted company limited by shares
Jurisdiction of organization of Subscriber:	Cayman Islands
Address:	Willow House, Cricket Square, P.O. Box 709
Grand Cayman, KY 1-1107
Telephone:	+971 2 415 5752; +971 2 415 5746
Facsimile:	+971 2 415 2616
Email:	Jerome.D’Algue@adia.ae; Faris.Cassim@adia.ae; private.equity@adia.ae
Apollo Global Management, LLC:[1]	None.
AP Alternative Assets, L.P.:[1]	35,000,000 units.
Athene Holding Ltd.:[1]	Procific owns 1,693,665 shares directly and 28,074,278 shares indirectly through AP Alternative Assets, L.P.

1 Please describe any direct or indirect ownership in detail. If there is no direct or indirect ownership, please write “None.”

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Total Commitment:	€350,000,000
Total Shares:	35,000,000
Initial Shares:	1
Future Shares:	34,999,999

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule 4.3(a)(i)
Subsidiaries

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned
Athene Deutschland Verwaltungs GmbH	Germany	100% of shares held by the Company
Athene Deutschland Holding GmbH & Co. KG	Germany	100% of limited partnership interest held by the Company (Athene Deutschland Verwaltungs GmbH is the general partner)
Athene Deutschland GmbH	Germany	100% of shares held by Athene Deutschland Holding GmbH & Co. KG
Athene Lebensversicherung AG	Germany	100% of common stock owned by Athene Deutschland GmbH
Athene Pensionskasse AG	Germany	100% of common stock owned by Athene Deutschland GmbH
Athene Deutschland Anlagemanagement GmbH	Germany	100% of shares held by Athene Deutschland GmbH
Athene Real Estate Management Company S.à r.l.	Luxembourg	93.6% of shares held by Athene Deutschland GmbH 5.6% of shares held by Delta Lloyd N.V. 0.8% of shares held by Athene Deutschland Holding GmbH & Co. KG
Elementae S.A.	Luxembourg	100% of common stock owned by Athene Real Estate Management Company S.à r.l.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule 4.3(a)(ii)
Subsidiaries
Athene Real Estate Management Company S.à r.l. – see Schedule 4.3(a)(i).

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule 4.3(c)
Subsidiaries

1.	Athene Real Estate Management Company S.à r.l. Shareholders Agreement.

2.	Domination Agreement, by and between Athene Lebensversicherung AG (“ALV”) and Athene Deutschland GmbH (“AD GmbH”), dated October 1, 2015.

3.	Profit and Loss Transfer Agreement, by and between ALV and AD GmbH, dated July 19, 2016.

4.	Domination Agreement, by and between Athene Pensionskasse AG (“APK”) and AD GmbH, dated October 1, 2015.

5.	Profit and Loss Transfer Agreement, by and between APK and AD GmbH, dated July 19, 2016.

6.	Domination and Profit and Loss Transfer Agreement, by and between Athene Deutschland Anlagemanagement GmbH (“ADAG”) and AD GmbH, dated November 27, 2012.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule 4.7
Consents

Each investor who subscribes, directly or indirectly, for 10% of more of the Shares available in the Private Placement is required to file a change of control notification with BaFin and the BMA.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT

Schedule 6.5
Related Party Insurance
None.

AGER BERMUDA HOLDING LTD. – SUBSCRIPTION AGREEMENT